Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Ray Lawless
Chief Financial Officer
(813) 273-3000

Syniverse Announces Third Quarter 2004 Results

Tampa, Fla. – Nov. 3, 2004 – Syniverse Technologies (www.syniverse.com), a leading provider of mission-critical technology services, reported total revenues of $82.5 million for the third quarter ending September 30, 2004, and revenue excluding off-network database queries, or pass-thru revenue, of $77.4 million for the same time period. Net loss for the quarter was $1.0 million, driven primarily by impairment losses on intangible assets related to the write-off of capitalized software associated with the Syniverse call processing platform and the planned discontinuation of carrier access billing services. Adjusting for the impairment losses on intangible assets, net income would have been $8.0 million. Adjusted EBITDA was $33.9 million for the third quarter. Additional information reconciling Syniverse’s adjusted EBITDA to net income (loss) is set forth below.

“I am pleased with the results we achieved in the third quarter,” said Syniverse Chief Executive Officer Ed Evans. “We successfully completed the acquisition of EDS Interoperator Services (IOS) North America, which adds approximately 25 new clearing and settlement customers and the opportunity to increase the scope and scale of our service offerings to wireless voice and data providers. With our Wi-Fi, messaging and international roaming, we are expanding our reach into additional markets with new service offerings.”

“Our success in the third quarter reflects strong growth in several of our core services as well as increased activity in our targeted growth areas,” commented Chief Financial Officer Ray Lawless, Syniverse. “During the third quarter, we finalized the acquisition of IOS North America, which was funded by additional borrowings of $44.5 million under our current credit facility and cash on hand. In addition to allowing for the incremental borrowings, we amended various terms and conditions under the credit facility, including reducing the applicable margin by 50 basis points.”

Third Quarter 2004 Results

Revenue

Total revenue was $82.5 million, a 2.9% decrease from the second quarter’s total revenue of $84.9 million. Year-over-year, total revenue increased 18.8%.

Total revenue excluding off-network database queries or pass-thru revenue increased to $77.4 million from $76.9 million in the second quarter 2004, a .6% increase. Year-over-year, total revenue excluding pass-thru increased 26.6%.

Network Services

Network services revenue was $33.1 million, a 5.1% decrease from the second quarter. This was driven primarily by approximately $2.4 million in non-recurring revenue that occurred in the second quarter 2004, offset by increases in GSM network transport services and growth in database services. Year-over-year, network services revenue increased by 23.0%.

Number Portability Services

Number portability revenue remained flat as compared to the second quarter 2004 at $11.6 million. Year-to-date, number portability services has generated $34.5 million, compared to 2003’s year-to-date total of $1.2 million.

Syniverse Technologies   • One Tampa City Center, Suite 700, Tampa, FL 33602   • Tel +1 888.724.3579   • Outside North America +1 813.209.5944

www.syniverse.com

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Syniverse Third Quarter Results/page 2

Technology Interoperability Services

Technology interoperability revenue totaled $20.9 million, a 14.3%, or $2.6 million increase over the second quarter 2004. Compared to the third quarter 2003, technology interoperability revenue increased by 12.3%, due to increases in clearing and settlement volumes.

Call Processing Services

Call processing services revenues remained relatively flat at $8.3 million, as compared to $8.2 million in the second quarter 2004. Year-over-year, call processing revenues have declined 26.8%, or $3.0 million. This reflects the continuing migration by carriers moving off our call processor to implement direct SS7 connections.

Enterprise Solutions (Formerly Named Other Outsourcing Services)

Enterprise Solutions revenue remained relatively flat for the quarter and year-over-year at $3.5 million.

Off-Network Database Queries (Pass-Thru)

Pass-thru revenue for the third quarter was $5.1 million. This revenue was formerly reported in the network services category. Pass-thru revenue is generated from services provided at direct cost with little or no margin.

Business Highlights

•	Acquired IOS North America for $53.7 million, including estimated purchase price adjustments, providing the opportunity to increase the scope and scale of clearinghouse business.

•	Secured a contract with SFR of France, a major European wireless operator, for GSM clearinghouse services.

•	Secured a contract to provide Mobile Data Roaming Services, including Wi-Fi roaming, for T-Mobile.

•	Formed a roaming agreement with European-based Picopoint to expand Wi-Fi roaming footprint.

•	Launched Alert Notification Services; entered into a trial agreement with a major manufacturer and deployed service in support of the 2004 Ironman Triathlon World Championship in Kailua-Kona, Hawaii.

•	Secured contracts in Asia Pacific for SCCP gateway services with KT Powertel, Hutchison Hong Kong and Hutchison CSL.

•	Launched UniRoam interstandard roaming services for one of the top U.S. wireless carriers and secured a UniRoam contract with KDDI of Japan.

Non-GAAP Measures

Syniverse’s adjusted EBITDA is determined by adding net interest expense, income taxes, depreciation, amortization, impairment losses on intangible assets, restructuring charges and Brience’s pre-acquisition EBITDA loss (gain) from net income (loss). A reconciliation of adjusted EBITDA to net income (loss) is presented in the financial tables contained herein.

We present adjusted EBITDA because we believe that adjusted EBITDA provides useful information regarding our operating results. We rely on adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. We also review adjusted EBITDA to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. We believe that it is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that it can assist investors in comparing our performance to that of other companies on a consistent basis without regard to depreciation, amortization, interest or taxes, which do not directly affect our operating performance. In addition, we also utilize adjusted EBITDA as an assessment of our overall liquidity and our ability to meet our debt service obligations. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flows statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA only supplementally.

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Syniverse Third Quarter Results/page 3

Third Quarter Earnings Call

Syniverse Technologies (www.syniverse.com) will host a conference call on Thursday, November 4, 2004, at 9:00 a.m. (ET) to review third quarter results. To participate on this call, please dial 1 (800) 946-0783 (for U.S. callers) or +1 (719) 457-2658 (international direct dial). The pass code for this call is 812379.

A replay of this call will be available beginning Thursday, November 4, 2004 at 1:00 p.m. (ET) through Wednesday, November 10, 2004, 5:00 p.m. (ET). To access the replay, please dial 1 (888) 203-1112 (for U.S. callers), or +1 (719) 457-0820 (international direct dial). The replay pass code is 812379.

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About Syniverse

We are a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology-driven operational challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 300 telecommunication carriers in 30 countries, including all of the top ten U.S. carriers and seven of the top ten international carriers. For more information, visit www.syniverse.com.

CUSIP: 87287VAB8 Bloomberg Ticker: SYNVER (Bond)

Cautions about Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Syniverse Holdings, LLC

Condensed Consolidated Statements of Operations (unaudited)

(Dollars in thousands)

	Three Months Ended Sep 30, 2003	Three Months Ended Sep 30, 2004	Nine Months Ended Sep 30, 2003	Nine Months Ended Sep 30, 2004
Revenues excluding
Off Network Database Queries	$61,087	$77,351	$176,698	$223,485
Off Network Database Queries	8,361	5,129	24,538	20,606

Total Revenues	69,448	82,480	201,236	244,091

Cost of operations	27,108	33,557	80,388	104,983

Gross Margin	42,340	48,923	120,848	139,108

Gross Margin %	61.0%	59.3%	60.1%	57.0%
Gross Margin % before Off Network Database Queries	69.3%	63.2%	68.4%	62.2%

Sales and marketing	4,007	4,615	13,659	15,059
General and administrative	9,663	10,372	29,238	27,888
Depreciation and amortization	9,298	10,142	27,567	30,323
Restructuring	607	—	2,448	289
Impairment losses on intangible assets	—	8,982	—	8,982

Operating income	18,765	14,812	47,936	56,567

Other expense, net
Interest expense, net	(13,276)	(13,512)	(43,979)	(39,238)
Other, net	(1)	(6)	(1)	(12)

	(13,277)	(13,518)	(43,980)	(39,250)

Income loss before provision for income taxes	5,488	1,294	3,956	17,317

Provision for income taxes	2,374	2,316	2,734	6,508

Net income (loss)	3,114	(1,022)	1,222	10,809

Preferred unit dividends	(7,230)	(7,983)	(21,168)	(23,369)

Net loss attributable to common stockholder/unitholders	$(4,116)	$(9,005)	$(19,946)	$(12,560)

Reconciliation to adjusted EBITDA
Net income (loss)	$3,114	$(1,022)	$1,222	$10,809
Interest expense, net	13,276	13,512	43,979	39,238
Provision for income taxes	2,374	2,316	2,734	6,508
Depreciation and amortization	9,298	10,142	27,567	30,323
Restructuring	607	—	2,448	289
Impairment losses on intangible assets	—	8,982	—	8,982
Pre-acquisition Brience EBITDA loss	529	—	1,815	—

Adjusted EBITDA	$29,198	$33,930	$79,765	$96,149

As of Sep 30, 2004
Cash	$13,026
Senior debt (net of discount)	$235,591
Total debt (net of discount)	$477,213

Senior debt (outstanding face value)	$240,675
Total debt (outstanding face value)	$485,675